Exhibit 99

News From:	FOR IMMEDIATE RELEASE

Kaydon Corporation	Global Engineered Solutions
315 E. Eisenhower Parkway
Suite 300
Ann Arbor, Michigan 48108
T. 734-747-7025
F. 734-747-6565
www.kaydon.com

Contact:	Brian P. Campbell President and Chief Executive Officer

KAYDON CORPORATION SPEAKS AT THE DEUTSCHE BANK BASIC
INDUSTRIES CONFERENCE IN NEW YORK CITY

Ann Arbor, Michigan – March 31, 2003

     Kaydon Corporation (NYSE:KDN) President and Chief Executive Officer, Brian P. Campbell, was a presenter at the Deutsche Bank Basic Industries conference held today in New York City.

     During the presentation, Mr. Campbell discussed 2002’s results and described the Company’s “strategies for success,” including key investment priorities in new product and market development, lean manufacturing, capacity utilization, and external growth.

     Mr. Campbell pointed out that many of the Company’s key markets continue to exhibit cautious capital spending patterns, and that due to economic and geopolitical uncertainties there remains limited visibility as to when these markets may strengthen. However, Mr. Campbell noted that the Company has experienced increased order entry from the military/aerospace and certain industrial markets. Mr. Campbell pointed out that the Company’s backlog was $98.8 million at the end of February 2003 as compared to $88.3 million as of December 31, 2002.

     Mr. Campbell stated that Kaydon is pursuing aggressive investments in product development in several markets with attractive growth potential. For example, the Company has been selected as the sole supplier of the Short Takeoff/Vertical Landing nozzle bearing for the Joint Strike Fighter (JSF). The JSF is a joint program between the United States and England to develop the next generation jet fighter aircraft. The potential for bearing sales during the 10-12 year life of the program is in excess of $40 million. In addition, the Company is pursuing initiatives involving specialty bearings and data transmission products utilized on sophisticated military targeting systems.

     Also, Mr. Campbell noted new product initiatives in the medical scanner market, including high-speed bearings and data transmission products.

     Mr. Campbell also discussed coordinated marketing efforts between different Kaydon facilities to maximize the Company’s product content in particular markets. Specifically, three different Kaydon facilities sharing manufacturing, technological, and sales efforts have targeted the wind energy market for growth in 2003 and beyond. These facilities, within the Slip-Ring Products Group, should complement and expand the Company’s current position in the growing wind energy market already held by the Company’s Specialty Bearings Division.

     The Company continues to aggressively pursue investments in manufacturing efficiency. Mr. Campbell noted that the Company has invested in excess of $10 million during the past four years in lean-manufacturing initiatives including new enterprise resource planning systems, advanced cellular flow concepts and employee training. These initiatives have reduced inventory levels and manufacturing throughput time allowing the Company to be more flexible and responsive to customer needs.

     Mr. Campbell also noted that the Company continues to maintain a strong and liquid balance sheet that allows Kaydon to be responsive to internal and external investment opportunities. Although the Company has seen more moderate acquisition pricing recently, Mr. Campbell stated the lack of future earnings performance visibility of acquisition candidates makes the acquisition process more complex. Mr. Campbell went on to say that any potential acquisitions must be immediately accretive to earnings and cash flow. Commenting further, he expressed his confidence that there will be excellent acquisition opportunities available in 2003 and beyond and that the Company will utilize its strong cash flows, balance sheet, and capital structure to further enhance its diversification strategy. The Company continues to maintain a share repurchase program. Mr. Campbell noted that from January 1 through March 28, 2003, the Company had repurchased 215,600 shares of Company stock for $3.8 million.

     Also discussed at the conference was a review of recent events in the “Transactions Lawsuit” pending against the Company since 1995. As discussed in the Company’s 2002 Form 10-K annual report, on March 14, 2003, the trial Court granted the motions of Kaydon and other defendants for summary judgment in the Transactions Lawsuit, dismissing the case in its entirety against all defendants. In the ruling, the Court held, among other things, that plaintiffs had failed to support their fraudulent conveyance claims with any concrete evidence, so that no reasonable jury could find against the Company. Although the plaintiffs have the right to appeal the Court’s order in this case, the Company believes the Court’s decision will withstand any possible appeal.

     In concluding remarks, Mr. Campbell stated his belief that Kaydon’s proprietary product positions, investments in new product and market developments, strong balance sheet and operating cash flows, continued lean-manufacturing initiatives, high operating leverage and disciplined acquisition strategy provide Kaydon with attractive future growth potential that will be further enhanced once a more favorable economic environment prevails.

     Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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Certain statements in this press release are forward-looking within the meaning of the federal securities laws. While the Company believes any forward-looking statements made are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, changes in the competitive environments, including foreign markets, in which the Company’s businesses operate, the outcome of pending and future litigation, estimated legal costs, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned to consider these factors when relying on such forward-looking information.